UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2007

DivX, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33029	33-0921758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 882-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On November 7, 2007, DivX, Inc. (the “Company”) and DivX Holdings, Inc., a wholly owned subsidiary of the Company (“DivX Holdings”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with each of the shareholders of MainConcept AG, a corporation organized under the laws of Germany (“MainConcept”). Under the Purchase Agreement, DivX Holdings agreed to purchase all of the outstanding shares of MainConcept for approximately $16.2 million in cash and 88,940 shares of the Company’s Common Stock. The Purchase Agreement also provides that DivX Holdings will purchase outstanding loans originally extended to MainConcept by one of its shareholders in an aggregate amount of approximately $4.4 million. In addition, the Purchase Agreement provides for additional payments of up to approximately $5.8 million upon the achievement by MainConcept of certain product development goals and certain financial milestones during 2008.

The Purchase Agreement contains standard representations and warranties relating to MainConcept’s business that survive for 15 months following the closing of the transaction (with certain exceptions). The Purchase Agreement also provides that the Company may seek indemnification, up to a specified limit, for breaches of the representations, warranties and covenants contained in the Purchase Agreement by setting off the amount of any damages against the shares of the Company’s Common Stock issued in the transaction.

A copy of the press release containing the Company’s announcement of the acquisition is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of DivX, Inc. dated November 14, 2007.

1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVX, INC.

Dated: November 14, 2007	By:	/s/ Dan Halvorson
	Name:	Dan Halvorson
	Title:	Executive Vice President and Chief Financial Officer

2.

INDEX TO EXHIBITS

Number	Description

99.1	Press release of DivX, Inc. dated November 14, 2007